Mail Stop 0407
      						April 19, 2005

Via U.S. Mail and Fax (81 3 3495 4301)

Mr. Akira Niijima
Chief Financial Officer
Pioneer Corporation
4-1, Meguro 1 -Chome Meguro-Ku
Tokyo 152-8654, Japan

	RE:	Pioneer Corporation
      Form 20-F for the fiscal year ended March 31, 2004
		Filed on August 6, 2004
		File No. 1-7616

Dear Mr. Niijima:

      We have completed our review of the above filing and do not, at this time, have any further comments.



      Sincerely,


							Larry Spirgel
							Assistant Director


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Mr. Akira Niijima
Pioneer Corporation
March 16, 2005
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